Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 29, 2007, in the Registration Statement (Form S-1) and related Prospectus of Data Domain, Inc. for the registration of 9,775,000 shares of its common stock.

/s/    Ernst & Young LLP

November 1, 2007

San Jose, California